Exhibit 3.196

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ENOVA INTERNATIONAL, INC.

ENOVA INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware, does hereby certify:

FIRST. The name of the corporation (the “Corporation”) is Enova International, Inc.

SECOND. The sole incorporator of the Corporation hereby authorizes Section 4 of the Certificate of Incorporation of the Corporation to be amended in its entirety to read as follows:

“4. (a) Authorized Shares.

(1) Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 275,000,000 shares, consisting of 250,000,000 shares of Common Stock, par value $0.00001 per share (“Common Stock”), and 25,000,000 shares of Preferred Stock, par value $0.00001 per share (“Preferred Stock”).

(2) Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders, to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

(b) Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided. however, that, except as otherwise required by Delaware Law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Delaware Law.”

THIRD: The Corporation has not received any payment for any of its stock. This Certificate of Amendment of Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 241 of the General Corporation Law of the State of Delaware.

FOURTH: That the Certificate of Amendment shall become effective on the date this Certificate of Amendment is duly filed with the Secretary of State of the State of Delaware.

I, being the sole incorporator, hereby sign this Certificate of Amendment of Certificate of Incorporation pursuant to Section 241 of the General Corporation Law of the State of Delaware this September 12, 2011.

/s/ CURTIS LINSCOTT
J. Curtis Linscott

CERTIFICATE OF INCORPORATION

OF

ENOVA INTERNATIONAL, INC.

Pursuant to the provisions of Section 102

of the General Corporation law of

the State of Delaware

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware, do HEREBY CERTIFY as follows:

1. The name of the Corporation is Enova International, Inc. (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware, 19901, Kent County. The name of the registered agent of the Corporation at such address is Capitol Services, Inc.

3. (a) The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

(b) The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

4. The total number of shares of common stock which the Corporation shall have authority to issue is one thousand (1,000) at a par value of $0.01 per share.

5. (a) The number of directors shall be determined in the manner set forth in the Bylaws of the Corporation.

(b) Election of directors need not be by written ballot unless the Bylaws shall so provide. No holders of Common Stock of the Corporation shall have any rights to cumulate votes in the election of directors.

6. In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new Bylaws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to Bylaw provisions that have been adopted, amended, or repealed by the stockholders; and further provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

7. The Corporation is to have perpetual existence.

8. (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law, as the same exists or may hereafter be amended to further limit or eliminate such liability,

(b) The Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify and advance expenses to any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities.

(c) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

9. The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or Bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

10. The name and mailing address of the incorporator of the Corporation is J. Curtis Linscott, 1600 West 7th Street, Fort Worth, Texas 76102.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby acknowledging and declaring and certifying that the foregoing Certificate of Incorporation is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 7th day of September, 2011.

/s/ CURTIS LINSCOTT
J. Curtis Linscott

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